EXHIBIT 8.2


                                  REID & PRIEST LLP
                                 40 West 57th Street
                               New York, NY  10019-4097
                                Telephone 212 603-2000
                                   Fax 212 603-2001


                                                           (212) 603-2322


                                                New York, New York
                                                July 24, 1996


             IntelCom Group, Inc.
             Unit 11
             1155 Service Road West
             Oakville, Ontario  46M 3E3
             Canada

             Gentlemen:

                       You have requested our opinion that the U.S. tax
             consequences described in the "Certain Tax Considerations" section of the Prospectus, issued by Intelcom Group Inc. ("Intelcom") and contained in the Registration Statement on Form S-3 filed on July 24, 1996 (the "Prospectus") in connection with the resale by certain holders of (i) 7% Redeemable Convertible Subordinated Payable-in-Kind Notes due 1998 (the "October Notes"), (ii) 7% Simple Interest Redeemable Convertible Subordinated Payable-in-Kind Notes due 1998 (the "October Interest Notes"), and (iii) certain shares of Common Stock of Intelcom ("Common Shares") correctly sets forth all material U.S. federal income tax considerations relevant to a Holder of the October Notes, the October Interest Notes and the Common Shares. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Prospectus.

                       The opinion expressed herein is based solely upon
             current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service and existing judicial decisions, all of which are subject to change or modification at any time. This opinion will not apply to Holders that are subject to special treatment under the U.S. federal income tax laws, including insurance companies, financial institutions or broker dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, and Holders who directly, or indirectly, own 10% or more of the voting power of Intelcom.

                       In connection with the rendering of this opinion, we
             have reviewed the Prospectus and other materials as we deemed relevant to the rendering of our opinion. In addition, we have relied upon certain representations of IntelCom and on the assumption that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that actions in connection with the transactions contemplated in the Prospectus have been and will be conducted in the manner provided in such document.

                       We are members of the bar of the State of New York
             and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein.

                       Based on and subject to the foregoing, it is our
             opinion that the U.S. tax consequences described in the "Certain Tax Considerations" section of the Prospectus correctly sets forth all material U.S. federal income tax considerations relevant to a Holder of the October Notes, the October Interest Notes and the Common Shares.

                       This opinion is solely for your information and is
             not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person without our written consent. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any court decisions which may hereafter occur.

                                                Very truly yours,

                                                /s/ Reid & Priest LLP

                                                REID & PRIEST LLP